MERITAGE HOSPITALITY GROUP INC.
1971 East Beltline, N.E., Suite 200
Grand Rapids, MI 49525

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Telephone: (616) 776-2600
Facsimile: (616) 776-2776
www.meritagehospitality.com

FOR IMMEDIATE RELEASE
CONTACT:
Robert E. Schermer, Jr.
Meritage Hospitality Group Inc.
616/776-2600

MERITAGE COMPLETES INITIAL PROPERTY SALE-LEASEBACK TRANSACTION

        GRAND RAPIDS, Michigan, November 4, 2004. Meritage Hospitality Group Inc. (AMEX: MHG), the nation’s only publicly traded Wendy’s franchisee and the nation’s first O’Charley’s franchisee, today announced that the Company completed a sale and leaseback transaction on November 3, 2004, involving a Wendy’s restaurant property. The property was sold to an unrelated third party who then leased the property back to the Company under a 20-year lease agreement standard for the industry.

        The Company collected $1,893,000 in net proceeds from the transaction, used $928,000 to pay down long-term indebtedness, and deposited the balance of $965,000 into the Company’s treasury. The sale resulted in a deferred gain of $975,000 before income taxes which will be amortized over the 20-year lease term. This sale will result in a one-time finance charge of approximately $65,000 in the fourth quarter 2004. Subject to market conditions, the Company may enter into additional sale and leaseback transactions containing similar terms, with related charges and deferred gains, over the next 12 months. These additional transactions could result in aggregate gross proceeds of approximately $25 million. The Company anticipates that it would use approximately 60% of the pre-tax proceeds to pay off long-term debt, with remaining net proceeds being deposited into treasury and available for general corporate purposes including new O’Charley’s and Wendy’s restaurant development.

        “We continue to evaluate the return on invested capital in both the Wendy’s and O’Charley’s concepts in order to maximize long-term shareholder value. This transaction and any future transactions will allow the Company to re-capitalize the balance sheet by paying down long-term debt and increasing cash on hand, both of which support our strategic objective of maintaining a strong balance sheet and a less-leveraged new store growth model. A less-leveraged model allows us to achieve store level profitability sooner,” stated Robert E. Schermer, Jr., the Company’s CEO.

        Meritage currently operates 47 “Wendy’s Old Fashioned Hamburgers” restaurants throughout Western and Southern Michigan serving more than nine million customers annually. The Company has been one of the fastest growing Wendy’s franchisees within the Wendy’s franchise system during the past four years. The Company also expanded into the casual dining segment when it entered into the nation’s first development agreement with O’Charley’s Inc., giving Meritage the exclusive rights to develop O’Charley’s restaurants in the State of Michigan.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

        Certain statements contained in this news release that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “believes,” “should,” and similar expressions, and by the context in which they are used. Such statements are based only upon current expectations of the Company. Any forward-looking statement speaks only as of the date made. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Meritage undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

        Statements concerning expected financial performance, business strategies and action which Meritage intends to pursue to achieve its strategic objectives, constitute forward-looking information. Implementation of these strategies and achievement of such financial performance are subject to numerous conditions, uncertainties and risk factors, which could cause actual performance to differ materially from the forward-looking statements. These include, without limitation: competition; changes in the national or local economy; changes in consumer tastes and eating habits; concerns about the nutritional quality of our restaurant menu items; concerns about consumption of beef or other menu items due to diseases including E. coli, hepatitis, and mad cow; promotions and price discounting by competitors; severe weather; changes in travel patterns; road construction; demographic trends; the cost of food, labor and energy; the availability and cost of suitable restaurant sites; delays in scheduled restaurant openings; the ability to finance expansion; interest rates; insurance costs; the availability of adequate managers and hourly-paid employees; directives issued by the franchisor regarding operations and menu pricing; the general reputation of Meritage’s and its franchisors’ restaurants; legal claims; and the recurring need for renovation and capital improvements. In addition, Meritage’s expansion into the casual dining restaurant segment as a franchisee of O’Charley’s will subject Meritage to additional risks including, without limitation, unanticipated expenses or difficulties in securing market acceptance of the O’Charley’s restaurant brand, the ability of our management and infrastructure to successfully implement the O’Charley’s development plan in Michigan, and our limited experience in the casual dining segment. Also, Meritage is subject to extensive government regulations relating to, among other things, zoning, public health, sanitation, alcoholic beverage control, environment, food preparation, minimum and overtime wages and tips, employment of minors, citizenship requirements, working conditions, and the operation of its restaurants. Because Meritage’s operations are concentrated in certain areas of Michigan, a marked decline in Michigan’s economy, or in the local economies where our restaurants are located, could adversely affect our operations.